Exhibit 97.1

BCB BANCORP, INC.

CLAWBACK POLICY

Introduction

The Audit Committee (the “Audit Committee”) of the Board of Directors of the Company (the “Board”) believes that it is in the best interests of BCB Bancorp, Inc. (the “Company”) to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Audit Committee has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”) and Nasdaq Listing Rule 5608 (the “Clawback Listing Standards”).

Administration

This Policy shall be administered by the Audit Committee or, if so later designated by the Board, the Board or the Compensation Committee, in which case references herein to the Audit Committee shall be deemed references to the Board or the Compensation Committee as applicable. Any determinations made by the Audit Committee or the Board shall be final and binding on all affected individuals.

Covered Executives

This Policy applies to the Company’s current and former executive officers, as determined by the Audit Committee or the Board in accordance with the definition in Section 10D of the Exchange Act and the Clawback Listing Standards (“Covered Executives”).

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Audit Committee or the Board will require reimbursement or forfeiture of any excess Incentive Compensation (defined below) received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

Incentive Compensation

For purposes of this Policy, Incentive Compensation (“Incentive Compensation”) means any of the following, provided, however, that, such compensation is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure:

•	Annual bonuses and other short- and long-term cash incentives.
•	Stock options.
•	Stock appreciation rights.
•	Restricted stock.
•	Restricted stock units.
•	Performance shares.
•	Performance units.

Financial reporting measures1 include, but are not limited to:

•	Company stock price.
•	Total shareholder return.
•	Revenues.
•	Net income.
•	Liquidity measures such as working capital or operating cash flow.
•	Return measures such as return on equity capital or return on assets.
•	Earnings measures such as earnings per share.
Excess Incentive Compensation: Amount Subject to Recovery

The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined

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1 Defined for purposes of the Clawback Listing Standards as (i) any measure determined and presented in accordance with accounting principles used in preparing financial statements or any measure derived wholly or in part from the financial statements or (ii) stock price and total shareholder return.

by the Audit Committee, without regard to any taxes paid by the Covered Executive in respect of the Incentive Compensation paid based on the erroneous data.

If the Audit Committee cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

Method of Recoupment

The Audit Committee will determine, in its sole discretion, the method for recouping Incentive Compensation under this Policy which may include, without limitation:

(a) requiring reimbursement of cash Incentive Compensation previously paid;
(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
(c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
(d) cancelling outstanding vested or unvested equity awards; and/or
(e) taking any other remedial and recovery action permitted by law, as determined by the Audit Committee.
No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

Interpretation

The Audit Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, any applicable rules or standards adopted by the Securities and Exchange Commission, and the Clawback Listing Standards.

Effective Date

This Policy shall be effective as of December 1, 2023 (the “Effective Date”) and shall apply to Incentive Compensation that is received by Covered Executives on or after October 2, 2023, even if such Incentive Compensation was approved, awarded, or granted to Covered Executives prior to October 2, 2023.

Amendment; Termination

The Audit Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with the Clawback Listing Standards and any other rules or standards adopted by a national securities exchange on which the Company’s securities are then listed. The Audit Committee may terminate this Policy at any time.

Other Recoupment Rights

Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Relationship to Other Plans and Agreements

The Audit Committee or the Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. In the event of any inconsistency between the terms of the Policy and the terms of any employment agreement, equity award agreement, or similar agreement under which Incentive Compensation has been granted, awarded, earned or paid to a Covered Executive, whether or not deferred, the terms of the Policy shall govern.

Acknowledgment

The Audit Committee or the Board may require that a Covered Executive sign an acknowledgment form in which they acknowledge that they have read and understand the terms of the Policy and are bound by the Policy.

Impracticability

The Company shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Audit Committee in accordance with Rule 10D‑1 of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed.

Successors

This Policy shall be binding and enforceable against all current and former Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.